Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease
TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS
THOUSAND OAKS, Calif. – January 24, 2008 – Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenue increased 9.3% to $427.5 million compared with last year

•	Earnings per diluted share increased 37.7% to $0.73 compared with last year

•	Full year revenues increased 13.2% to over $1.62 billion

•	Full year earnings per diluted share increased 20.4% to $2.72

•	Recently announced three complementary acquisitions
Teledyne Technologies today reported fourth quarter 2007 sales of $427.5 million, compared with sales of $391.3 million for the same period of 2006. Net income for the fourth quarter of 2007 was $26.6 million ($0.73 per diluted share), compared with net income of $18.9 million ($0.53 per diluted share) in the fourth quarter of 2006.
“Teledyne ended 2007 with a great quarter. We achieved record sales, operating margin increased 129 basis points, and earnings per share increased 37.7% compared with last year,” said Robert Mehrabian, chairman, president and chief executive officer. “In addition, free cash flow for the full year 2007 was almost two and a half times the amount generated in 2006. We continue to deploy cash flow on complementary acquisitions in our core markets. The recent acquisitions of Storm Products Co. and Impulse Enterprise further expand our defense microwave and marine instrumentation businesses with additional high reliability interconnect products. The pending acquisition of Judson Technologies, LLC, our second acquisition in the infrared imaging domain, will enhance the capabilities of our Teledyne Imaging Sensors operation.”
Full Year 2007
Sales for 2007 were $1,622.3 million, compared with $1,433.2 million for 2006. Net income for 2007 was $98.5 million ($2.72 per diluted share), compared with $80.3 million ($2.26 per diluted share) for 2006. Net income for 2007 included pension expense of $11.9 million ($1.7 million after recovery from certain government contracts), compared with pension expense of $15.4 million ($4.9 million after recovery from certain government contracts) in 2006.
Review of Operations (comparisons are with the fourth quarter of 2006, unless noted otherwise) In the fourth quarter of 2007, the company realigned Teledyne Energy Systems, Inc., Teledyne Turbine Engines and Teledyne Battery Products in a new segment called Energy and Power Systems. This segment will provide Teledyne’s customers with a focal point for the specialized energy generation, energy storage and small propulsion products that Teledyne manufactures, primarily for high-reliability aerospace and defense applications. Product lines in this segment include hydrogen generators, fuel cells, thermoelectric generators, batteries and small turbine engines. In addition to these changes, the Systems Engineering Solutions segment has been renamed Engineered Systems to better describe its programs. The fourth quarter and full year 2007 information reflects this new reporting structure. Historical financial data for 2006 also reflects the new segment presentation to enhance comparability between periods. This segment realignment has no effect on the company’s financial position, results of operations or cash flow for the periods presented and also did not affect the results of the Electronics and Communications or Engineered Systems segments.
Electronics and Communications
The Electronics and Communications segment’s fourth quarter 2007 sales were $283.5 million, compared with $254.0 million, an increase of 11.6%. Fourth quarter 2007 operating profit was $38.7 million, compared with operating profit of $30.2 million, an increase of 28.1%.
The fourth quarter 2007 sales improvement resulted primarily from revenue growth in electronic instruments and defense electronics, partially offset by lower sales of other commercial electronics. The revenue growth in electronic instruments was driven by organic sales growth and the acquisition of assets of D.G. O’Brien, Inc. in March 2007. Fourth quarter 2007 organic growth in electronic instruments resulted from higher sales of instruments for the marine, environmental monitoring and industrial instrumentation markets. The revenue growth in defense electronics was due in part to higher sales of imaging sensors and microwave components and subsystems. Lower sales of other commercial electronics primarily reflected decreased sales of medical electronic manufacturing services, partially offset by higher avionics sales. The increase in segment revenue in the fourth quarter of 2007 from acquisitions made since the end of the third quarter of 2006 was $6.7 million. Operating profit was favorably impacted by revenue from acquisitions and sales mix.
Engineered Systems
The Engineered Systems segment’s fourth quarter 2007 sales were $78.3 million, compared with $72.8 million, an increase of 7.6%. Fourth quarter 2007 operating profit was $7.1 million, compared with operating profit of $6.0 million, an increase of 18.3%.
Fourth quarter 2007 sales primarily reflected revenue growth in aerospace programs. Operating profit in the fourth quarter of 2007 reflected the impact of higher revenue and lower pension expense, partially offset by lower margins in certain defense programs. Operating profit also included pension expense under SFAS No. 87 and No. 158, of $1.6 million in the fourth quarter of 2007, compared with $2.4 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.1 million in the fourth quarter of 2007, compared with $2.2 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s sales were $42.1 million for both the fourth quarter 2007 and 2006. Fourth quarter 2007 operating profit was $3.0 million, compared with $2.8 million, an increase of 7.1%. Operating profit for the fourth quarter of 2007 reflected lower aircraft product liability expense.
Energy and Power Systems
The Energy and Power Systems segment’s fourth quarter 2007 sales were $23.6 million, compared with $22.4 million, an increase of 5.4%. Fourth quarter 2007 operating profit was $3.0 million, compared with $3.2 million, a decrease of 6.3%.
Fourth quarter 2007 sales reflected higher commercial hydrogen generator sales partially offset by lower cruise missile turbine engine sales. Operating profit reflected higher margins and sales in the hydrogen generator business, which were more than offset by the impact of lower sales and lower margins in the turbine engine business.
Additional Financial Information (comparisons are with the fourth quarter of 2006, unless noted otherwise)
Cash Flow
Cash provided by operating activities was $43.3 million for the fourth quarter 2007, compared with $15.9 million. The higher cash provided by operating activities in 2007 was primarily due to higher net income, incremental cash flow from acquisitions, lower pension payments and lower tax payments. Free cash flow (cash from operating activities less capital expenditures) was $33.7 million for the fourth quarter of 2007, compared with free cash flow of $5.8 million and reflected higher cash flow from operations. At December 30, 2007, total debt was $143.2 million, which includes $138.0 million drawn on available credit lines, as well as other debt and capital lease obligations. Subsequent to year end, Teledyne Technologies acquired Storm Products Co. and completed the acquisition of assets of Impulse Enterprise. Total cash paid for the acquisitions was $82.5 million. The acquisitions were funded primarily from borrowings from our $400.0 million credit facility. Teledyne Technologies also entered into an agreement to acquire assets of Judson Technologies, LLC, which is expected to close in February 2008. Cash and cash equivalents were $13.4 million at December 30, 2007. The company also received $1.5 million from the exercise of employee stock options in the fourth quarter of 2007, compared with $1.2 million. Capital expenditures for the fourth quarter of 2007 were $9.6 million, compared with $10.1 million. Depreciation and amortization expense for the fourth quarter of 2007 was $9.1 million, compared with $11.1 million. Depreciation and amortization expense was $34.7 million for full year 2007 and $32.0 million for full year 2006.
Free Cash Flow(a)

	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
(in millions, brackets indicate use of funds)	2007	2006	2007	2006
Cash provided by operating activities	$43.3	$15.9	$166.7	$78.4
Capital expenditures for property, plant and equipment	(9.6)	(10.1)	(40.3)	(26.4)

Free cash flow	$33.7	$5.8	$126.4	$52.0

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense was $3.0 million for the fourth quarter of 2007 and $3.2 million for the fourth quarter of 2006, in accordance with the pension accounting requirements of SFAS No. 87 and No. 158. Pension expense allocated to contracts pursuant to CAS was $2.6 million for both the fourth quarter of 2007 and the fourth quarter of 2006. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the fourth quarter of 2007 was 33.6% compared with 35.3%. The total year effective tax rate was 34.1% compared with an effective rate of 34.0% in 2006. The company completed an analysis of research and development spending for 2000 through 2006, as well as the base period years, and anticipates the receipt of income tax refunds for those years. The effective tax rate for the fourth quarter of 2007 reflects the impact of expected research and development income tax refunds of $0.4 million and also reflects the reversal of $0.1 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Excluding these items, the company’s effective tax rate for the fourth quarter of 2007 would have been 34.7%. The effective tax rate for total year 2007 reflects the impact of expected research and development income tax refunds of $4.4 million and also reflects the reversal of $1.1 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Excluding these items the company’s effective tax rate for total year 2007 would have been 37.7%. The effective tax rate for the total year 2006 reflects the impact of the reversal of income tax contingency reserves of $3.3 million which were determined to be no longer needed due to the expiration of applicable statutes of limitations. Excluding the impact of the reversal, the company’s effective tax rate for the total year 2006 would have been 36.7%.
Stock Option Compensation Expense
Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) using the modified prospective method and began recording stock option compensation expense. For the fourth quarter of 2007, the company recorded a total of $1.7 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.1 million was recorded in the operating segment results. For the fourth quarter of 2006, the company recorded a total of $1.5 million in stock option expense, of which $0.6 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results.
Other
Interest expense, net of interest income, was $2.4 million for the fourth quarter of 2007, compared with $3.8 million, and primarily reflected lower outstanding debt levels. Other income included $0.8 million received for the early return of leased property. Corporate expense was $10.0 million for the fourth quarter of 2007, compared with $9.0 million, and reflected higher employee relocation and professional fee expenses. Minority interest reflects the minority ownership interests in Ocean Design, Inc. and Teledyne Energy Systems, Inc.
Outlook
Based on its current outlook, the company’s management believes that first quarter 2008 earnings per diluted share will be in the range of approximately $0.63 to $0.66. The full year 2008 earnings per diluted share outlook is expected to be in the range of approximately $2.86 to $2.94. The company’s 2008 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due primarily to the recent and pending acquisitions. In addition, the company’s first quarter and full year 2008 earnings per diluted share outlook reflects an anticipated increase in expenses, including intangible asset amortization and higher interest expense, as a result of these acquisitions. The company’s estimated effective tax rate for 2008 is expected to be 39.0%, excluding expected research and development income tax refunds of $1.3 million in the first quarter of 2008.
The full year 2008 earnings outlook includes approximately $10.0 million in pension expense under SFAS No. 87 and No. 158, or $0.6 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2007 earnings included $11.9 million in pension expense under SFAS No. 87 and No. 158, or $1.7 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2008 pension expense reflects pension contributions made in 2007.

The company’s 2008 earnings outlook also reflects $7.8 million in stock option compensation expense. The company’s 2007 earnings included $6.8 million in stock option compensation expense.
EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2008 Full Year Outlook		2007	2006
	Low	High	Actual	Actual

Earnings per share (excluding net pension expense, stock option expense and income tax benefit)	$2.96	$3.04	$2.72	$2.36
Pension expense – SFAS No. 87 and No. 158	(0.17)	(0.17)	(0.21)	(0.27)
Pension expense – CAS (b)	0.16	0.16	0.18	0.18

Earnings per share (excluding stock option expense and income tax benefit)	2.95	3.03	2.69	2.27
Stock option expense (c)	(0.13)	(0.13)	(0.12)	(0.10)
Income tax benefit (d)	0.04	0.04	0.15	0.09

Earnings per share – GAAP	$2.86	$2.94	$2.72	$2.26

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.

(b)	Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

(c)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense.

(d)	Fiscal year 2008 reflects expected income tax credits of $1.3 million in the first quarter of 2008. Fiscal year 2007 reflects income tax credits of $4.4 million and also reflects the reversal of $1.1 million in income tax contingency reserves for the year which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Fiscal year 2006 included the reversal of income tax contingency reserves of $3.3 million, which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, taxes and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial aviation customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2006 Annual Report on Form 10-K and the first quarter, second quarter and third quarter 2007 Form 10-Q’s. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 24, 2008. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, January 24, 2008.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED
DECEMBER 30, 2007 AND DECEMBER 31, 2006
(Unaudited, except for total year 2006 — In millions, except per share amounts)

	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
	2007	2006	2007	2006
Net sales	$427.5	$391.3	$1,622.3	$1,433.2
Costs and expenses:
Costs of sales	304.6	276.7	1,136.4	1,020.2
Selling, general and administrative expenses	81.1	81.4	323.6	287.9

Total costs and expenses	385.7	358.1	1,460.0	1,308.1

Income before other income and (expense) and taxes	41.8	33.2	162.3	125.1
Other income (a)	1.5	0.4	2.9	5.0
Minority interest	(0.9)	(0.7)	(3.4)	(1.0)
Interest expense, net	(2.4)	(3.8)	(12.5)	(7.4)

Income before income taxes	40.0	29.1	149.3	121.7
Provision for income taxes (b)	13.4	10.2	50.8	41.4

Net income	$26.6	$18.9	$98.5	$80.3

Diluted earnings per common share	$0.73	$0.53	$2.72	$2.26

Weighted average diluted common shares outstanding	36.4	35.8	36.2	35.5

(a)	Fiscal year 2006, includes the first quarter receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

(b)	Fiscal year 2007 includes income tax credits of $4.4 million of which $0.4 million was recorded in the fourth quarter of 2007. Fiscal year 2007 also reflects the reversal of $1.1 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations, of which $0.1 million was recorded in the fourth quarter of 2007. Fiscal year 2006 reflects the third quarter reversal of income tax contingency reserves of $3.3 million which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED
DECEMBER 30, 2007 AND DECEMBER 31, 2006 (a)
(Unaudited — In millions)

	Fourth	Fourth		Total	Total
	Quarter	Quarter	%	Year	Year	%
	2007	2006	Change	2007	2006	Change
Net sales:
Electronics and Communications	$283.5	$254.0	11.6%	$1,071.6	$899.4	19.1%
Engineered Systems	78.3	72.8	7.6%	301.7	283.0	6.6%
Aerospace Engines and Components	42.1	42.1	—	180.7	181.6	(0.5)%
Energy and Power Systems	23.6	22.4	5.4%	68.3	69.2	(1.3)%

Total net sales	$427.5	$391.3	9.3%	$1,622.3	$1,433.2	13.2%

Operating profit and other segment income:
Electronics and Communications	$38.7	$30.2	28.1%	$143.2	$109.3	31.0%
Engineered Systems	7.1	6.0	18.3%	26.2	24.5	6.9%
Aerospace Engines and Components (b)	3.0	2.8	7.1%	19.2	15.5	23.9%
Energy and Power Systems	3.0	3.2	(6.3)%	6.3	6.0	5.0%

Segment operating profit and other segment income	$51.8	$42.2	22.7%	$194.9	$155.3	25.5%
Corporate expense	(10.0)	(9.0)	11.1%	(32.6)	(27.7)	17.7%
Other income, net	1.5	0.4	*	2.9	2.5	16.0%
Minority interest	(0.9)	(0.7)	28.6%	(3.4)	(1.0)	*
Interest expense, net	(2.4)	(3.8)	(36.8)%	(12.5)	(7.4)	68.9%

Income before income taxes	40.0	29.1	37.5%	149.3	121.7	22.7%
Provision for income taxes (c)	13.4	10.2	31.4%	50.8	41.4	22.7%

Net income	$26.6	$18.9	40.7%	$98.5	$80.3	22.7%

(a)	Previously reported information was changed to reflect the current segment structure effective in the fourth quarter of 2007.

(b)	Fiscal year 2006, includes the first quarter receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

(c)	Fiscal year 2007 includes income tax credits of $4.4 million of which $0.4 million was recorded in the fourth quarter of 2007. Fiscal year 2007 also reflects the reversal of $1.1 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations, of which $0.1 million was recorded in the fourth quarter of 2007. Fiscal year 2006 reflects the third quarter reversal of income tax contingency reserves of $3.3 million which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

*	not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
DECEMBER 30, 2007 AND DECEMBER 31, 2006
(Current period unaudited — In millions)

	December 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$13.4	$13.0
Accounts receivable, net	241.1	226.1
Inventories, net	174.6	155.8
Deferred income taxes, net	36.7	34.4
Prepaid expenses and other assets	13.1	17.5

Total current assets	478.9	446.8

Property, plant and equipment, net	177.2	164.8
Deferred income taxes, net	54.7	38.6
Goodwill and acquired intangible assets, net	413.3	383.0
Other assets, net	35.3	28.2

Total assets	$1,159.4	$1,061.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$105.1	$94.1
Accrued liabilities	157.1	135.1
Current portion of long-term debt and capital lease	0.8	1.2

Total current liabilities	263.0	230.4

Long-term debt and capital lease obligation	142.4	230.7
Other long-term liabilities	223.8	168.5

Total liabilities	629.2	629.6
Total stockholders’ equity	530.2	431.8

Total liabilities and stockholders’ equity	$1,159.4	$1,061.4

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF QUARTERLY SEGMENT NET SALES AND OPERATING PROFIT
FOR FISCAL YEARS 2007 AND 2006
REFLECTS THE SEGMENT REALIGNMENT
(Unaudited — In millions)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
	2007	2007	2007	2007	2007
Net sales:
Electronics and Communications	$248.3	$266.0	$273.8	$283.5	$1,071.6
Engineered Systems	73.9	73.7	75.8	78.3	301.7
Aerospace Engines and Components	46.4	46.0	46.2	42.1	180.7
Energy and Power Systems	17.0	14.6	13.1	23.6	68.3

Total net sales	$385.6	$400.3	$408.9	$427.5	$1,622.3

Operating profit and other segment income:
Electronics and Communications	$30.2	$37.3	$37.0	$38.7	$143.2
Engineered Systems	6.5	6.4	6.2	7.1	26.2
Aerospace Engines and Components	6.0	6.1	4.1	3.0	19.2
Energy and Power Systems	1.8	1.0	0.5	3.0	6.3

Segment operating profit and other segment income	$44.5	$50.8	$47.8	$51.8	$194.9

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
	2006	2006	2006	2006	2006
Net sales:
Electronics and Communications	$202.0	$215.4	$228.0	$254.0	$899.4
Engineered Systems	68.9	68.9	72.4	72.8	283.0
Aerospace Engines and Components	44.1	48.5	46.9	42.1	181.6
Energy and Power Systems	15.2	15.3	16.3	22.4	69.2

Total net sales	$330.2	$348.1	$363.6	$391.3	$1,433.2

Operating profit and other segment income:
Electronics and Communications	$23.2	$27.9	$28.0	$30.2	$109.3
Engineered Systems	5.9	6.6	6.0	6.0	24.5
Aerospace Engines and Components	6.0	4.2	2.5	2.8	15.5
Energy and Power Systems	0.3	0.9	1.6	3.2	6.0

Segment operating profit and other segment income	$35.4	$39.6	$38.1	$42.2	$155.3

In the fourth quarter of 2007, the company realigned Teledyne Energy Systems, Inc., Teledyne Turbine Engines and Teledyne Battery Products in a new segment called Energy and Power Systems. The turbine engine and battery products businesses were moved from the Aerospace Engines and Components segment, combined with the former Energy Systems segment and renamed Energy and Power Systems to reflect its current operational and management structure. In addition to these changes, the Systems Engineering Solutions segment was renamed Engineered Systems to better describe its programs. This segment realignment did not affect the results of the Electronics and Communications or Engineered Systems segments. The above table reflects the current segment structure.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF QUARTERLY SEGMENT NET SALES AND OPERATING PROFIT
FOR FISCAL YEARS 2007 AND 2006
PRIOR TO THE SEGMENT REALIGNMENT
(Unaudited — In millions)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
	2007	2007	2007	2007	2007
Net sales:
Electronics and Communications	$248.3	$266.0	$273.8	$283.5	$1,071.6
Systems Engineering Solutions	73.9	73.7	75.8	78.3	301.7
Aerospace Engines and Components	58.1	53.7	53.9	52.9	218.6
Energy Systems	5.3	6.9	5.4	12.8	30.4

Total net sales	$385.6	$400.3	$408.9	$427.5	$1,622.3

Operating profit and other segment income:
Electronics and Communications	$30.2	$37.3	$37.0	$38.7	$143.2
Systems Engineering Solutions	6.5	6.4	6.2	7.1	26.2
Aerospace Engines and Components	7.7	6.8	4.7	4.5	23.7
Energy Systems	0.1	0.3	(0.1)	1.5	1.8

Segment operating profit and other segment income	$44.5	$50.8	$47.8	$51.8	$194.9

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
	2006	2006	2006	2006	2006
Net sales:
Electronics and Communications	$202.0	$215.4	$228.0	$254.0	$899.4
Systems Engineering Solutions	68.9	68.9	72.4	72.8	283.0
Aerospace Engines and Components	53.1	57.8	55.8	57.2	223.9
Energy Systems	6.2	6.0	7.4	7.3	26.9

Total net sales	$330.2	$348.1	$363.6	$391.3	$1,433.2

Operating profit and other segment income:
Electronics and Communications	$23.2	$27.9	$28.0	$30.2	$109.3
Systems Engineering Solutions	5.9	6.6	6.0	6.0	24.5
Aerospace Engines and Components	6.3	4.9	3.4	5.9	20.5
Energy Systems	—	0.2	0.7	0.1	1.0

Segment operating profit and other segment income	$35.4	$39.6	$38.1	$42.2	$155.3

In the fourth quarter of 2007, the company realigned Teledyne Energy Systems, Inc., Teledyne Turbine Engines and Teledyne Battery Products in a new segment called Energy and Power Systems. The turbine engine and battery products businesses were moved from the Aerospace Engines and Components segment, combined with the former Energy Systems segment and renamed Energy and Power Systems to reflect its current operational and management structure. In addition to these changes, the Systems Engineering Solutions segment was renamed Engineered Systems to better describe its programs. This segment realignment did not affect the results of the Electronics and Communications or Engineered Systems segments. The above table reflects the prior segment structure and is provided for comparative purposes only.